Exhibit 107

FILING FEE TABLES FOR

FORM S-1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

REVELATION BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(o)			$5,000,000	$.00001531	$765.50
Equity	Class H-1 Common Stock Warrants to purchase shares of Common Stock(3)	457(g)				$0	$0
Equity	Class H-2 Common Stock Warrants to purchase shares of Common Stock(3)	457(g)				$0	$0
Equity	Class H-3 Common Stock Warrants to purchase shares of Common Stock(3)	457(g)				$0	$0
Equity	Common stock issuable upon the exercise of the Class H-1 Common Stock Warrants	457(o)			$10,000,000	$.00001531	$1,531.00
Equity	Common stock issuable upon the exercise of the Class H-2 Common Stock Warrants	457(o)			$10,000,000	$.00001531	$1,531.00
Equity	Common stock issuable upon the exercise of the Class H-3 Common Stock Warrants	457(o)			$5,000,000	$.00001531	$765.50
Equity	Pre-funded warrants to purchase shares of Common Stock(4)	457(g)				$0	$0
Equity	Common Stock issuable upon exercise of the Pre-funded warrants(4)	457(g)				$0	$0
	Total				$30,000,000		$4,593.00
	Total Fee Offsets
	Net Fee Due						$4,593.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.